UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

SOHO HOUSE & CO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

SOHO HOUSE MEMBER EMAIL FINAL

A Message From Andrew

Dear     ,

I wanted to write to you personally to share some news.

We’re about to start a new chapter — we’re planning to take Soho House private again. It’s a big step, and an exciting one, because it means we can focus more on what matters most; looking after our members and creating spaces you love to spend time in.

When we opened our first House in 1995 we never imagined Soho House would grow into the only global membership club, thanks entirely to the loyalty and belief of our members. Over the past four years we’ve built a really strong business and given members more to enjoy morning, noon and night, while being thoughtful about how and where we grow. And we’ve put on some incredible events and experiences that you just can’t get anywhere else.

We’ve opened Houses in exciting places like Ibiza, São Paulo, Mexico City, Nashville, Paris and Rome, giving you new spaces where you can relax, connect and have fun. We’ve also improved Houses that have been with us since the early days — especially in London, New York, and LA — where Soho House reimagined the modern members club.

By going private we’re building on this momentum alongside new partners who are some of the world’s most respected investors. They are acquiring the company’s public shares and believe in Soho House and our plans to create an enduring and successful future. This process allows us to think long term, invest where it matters most, and keep strengthening what makes the Houses and our membership community so special.

This next chapter is about taking the best of what we’ve built and making it better for our members around the world, so your membership feels just as special in the years ahead as it does today.

Thank you, as always, for being part of Soho House. I’m proud of where we are today — and excited about the future.

Best,

Andrew

Additional Information and Where to Find It:

In connection with the proposed transaction, the Company intends to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”). The definitive version of the Proxy Statement will be sent to the stockholders of the Company seeking their approval of the proposed transaction and other related matters. The Company and affiliates of the Company intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). The Company may also file other documents with the SEC regarding the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN AND ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE COMPANY, THE PROPOSED TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain free copies of these documents, including the Proxy Statement, the Schedule 13E-3 and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by the Company will be made available free of charge by accessing the Company’s website at www.sohohouseco.com or by contacting the Company by submitting a message at ir@sohohouseco.com.

Participants in the Solicitation:

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction under the rules of the SEC. Information about the interests of the directors and executive officers of the Company and other persons who may be deemed to be participants in the solicitation of stockholders of the Company in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement related to the proposed transaction, which will be filed with the SEC. Information about the directors and executive officers of the Company and their ownership of the Company common stock is also set forth in the Company’s definitive proxy statement in connection with its 2025 Annual Meeting of Stockholders, as filed with the SEC on April 28, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/ data/0001846510/000114036125016070/ny20041589x1_def14a.htm. Information about the directors and executive officers of the Company, their ownership of the Company common stock, and the Company’s transactions with related persons is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationships and Related Transactions, and Director Independence” included in the Company’s annual report on Form 10-K for the fiscal year ended December 29, 2024, which was filed with the SEC on March 31, 2025 (and which is available at https://www.sec.gov/ix? doc=/Archives/edgar/data/0001846510/000095017025047906/shco-20241229.htm), and in the sections entitled “Executive and Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management” included in the Company’s definitive proxy statement in connection with its 2025 Annual Meeting of Stockholders, as filed with the SEC on April 28, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/ data/0001846510/000114036125016070/ny20041589x1_def14a.htm). Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed transaction will be included in the Proxy Statement, the Schedule 13E-3 and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the SEC’s website at www.sec.gov.